July 27, 2010

First Busey Announces 2010 Second Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

First Busey Corporation’s net income was $5.7 million and net income available to common stockholders was $4.4 million for the second quarter of 2010. In comparison, net income for the first quarter of 2010 was $4.2 million and net income available to common stockholders was $2.9 million.  The second quarter results are a continuance of our “gradual improvement” theme.  Absent a material change in economic factors, we expect gradual improvement in our financial and credit metrics to continue. Set forth below is a detailed breakdown of various key metrics separated into broad categories.  Our priorities remain balance sheet strength, profitability and growth – in that order.

Asset Quality:  Our credit metrics at June 30, 2010 showed improvement as compared to March 31, 2010 and were generally flat as compared to December 31, 2009 levels.  We expect gradual improvement in these credit metrics throughout 2010 depending on market specific economic conditions.  The key metrics are as follows:

•
Loans 30-89 days past due decreased to $14.6 million at June 30, 2010 from $24.6 million at March 31, 2010 and slightly above the $12.5 million at December 31, 2009, but below $34.0 million at September 30, 2009.

•
Non-performing loans decreased to $87.8 million at June 30, 2010 from $100.7 million at March 31, 2010 and slightly above the $86.3 million at December 31, 2009, but have declined from $172.5 million at September 30, 2009.

o
Illinois non-performing loans increased slightly to $38.4 million at June 30, 2010 from $36.0 million at March 31, 2010 and $28.0 million at December 31, 2009, but have declined from $42.8 million at September 30, 2009.

o
Florida non-performing loans decreased to $31.8 million at June 30, 2010 from $43.7 million at March 31, 2010 and $40.2 million at December 31, 2009, and have declined significantly from $113.3 million at September 30, 2009.

o
Indiana non-performing loans decreased to $17.6 million at June 30, 2010 from $21.0 million at March 31, 2010 and $18.1 million at December 31, 2009, but have increased slightly from $16.4 million at September 30, 2009.

•
Other real estate owned decreased to $14.3 million at June 30, 2010 from $18.5 million at March 31, 2010 and $17.2 million at December 31, 2009, and have declined slightly from $16.6 million at September 30, 2009.

•
The ratio of non-performing assets to total loans plus other real estate owned decreased to 3.88% from 4.38% at March 31, 2010,  and was slightly above the 3.68% ratio at December 31, 2009, but significantly below the 6.26% ratio at September 30, 2009.

•	The ratio of construction and land development loans to total loans decreased to 9.8% at June 30, 2010 from 11.3% at March 31, 2010, 11.7% at December 31, 2009 and 18.8% at September 30, 2009.

•
The allowance for loan losses to non-performing loans ratio increased to 104.9% at June 30, 2010 from 94.2% at March 31, 2010, and was below the 116.1% at December 31, 2009, but significantly higher than the 69.6% at September 30, 2009.

•	The allowance for loan losses to total loans ratio was flat at 3.52% at June 30, 2010 compared to 3.51% at March 31, 2010, and was down from 3.59% at December 31, 2009 and 4.00% at September 30, 2009.
•
Net charge-offs were $10.3 million for the second quarter of 2010, which were significantly lower than the $20.0 million during the first quarter of 2010, $73.8 million in the fourth quarter of 2009 and $108.5 million in the third quarter of 2009.

•
Provision expense in the second quarter of 2010 was $7.5 million compared to $14.7 million in the first quarter of 2010, $54.0 million in the fourth quarter of 2009 and $140.0 million in the third quarter of 2009.

We continue to believe the peak of our non-performing assets occurred in the quarter ended September 30, 2009.  We expect continued gradual improvement in our credit metrics, subject to market specific economic conditions, as we believe we have identified the risks within our loan portfolio.  We are actively working to resolve our credit issues through borrower workouts, appropriate fair value valuations and loan sales depending on a credit by credit evaluation.  We sold a significant amount of loans in the fourth quarter of 2009, but year-to-date 2010 loan sales have been, and future loans sales are expected to be, less significant.

Operating Performance:  Our profit increased to $5.7 million in the second quarter of 2010 as compared to $4.2 million in the first quarter of 2010 primarily due to a $7.2 million decline in the provision for loan losses.

Our loan portfolio volume decline in the second quarter of 2010 from the first quarter 2010, which was attributable to both a significant reduction in the amount of non-performing loans and soft demand for new loans, cut into our pre-provision, pre-tax income as we have not been able to replace earning assets on an asset for asset basis.  Although net interest income increased $0.1 million in the second quarter of 2010 as compared to the first quarter of 2010, the decline in volume of our loan portfolio resulted in a lost interest income of $0.6 million in the second quarter of 2010 versus the first quarter of 2010.

Pre-provision, pre-tax income was $15.8 million for the second quarter of 2010 compared to $20.1 million for the quarter ended March 31, 2010 and $15.8 million for the quarter ended June 30, 2009. Our normalized pre-provision, pre-tax income was $17.8 million in the second quarter of 2010 compared to the $19.1 million noted in our first quarter of 2010 Form 10-Q.  The normalized pre-provision, pre-tax income reconciling items in the second quarter of 2010 were increased costs from vendor obligations of $0.7 million, private equity fund losses of $0.3 million and OREO costs of $1.0 million.  An increase in our regulatory expenses of $0.6 million and a decline in our agricultural services income of $0.9 million were the primary reasons for the decline in our normalized pre-provision, pre-tax income in the second quarter of 2010.

Significant operating performance items were:

•
Net income available to common stockholders (net of TARP dividends) for the quarter ended June 30, 2010 was $4.4 million, or $0.07 per fully-diluted share, compared to $2.9 million, or $0.04 per fully-diluted common share for the first quarter of 2010 and a loss of $20.5 million, or $0.57 per fully-diluted common share, for the quarter ended June 30, 2009.

•
Net income available to common shareholders (net of TARP dividends) for the six months ended June 30, 2010 was $7.3 million, or $0.11 per fully-diluted share, compared to a loss of $15.0 million, or $0.42 per fully-diluted common share, for the six months ended June 30, 2009.

•
Net interest margin decreased slightly to 3.49% for the second quarter of 2010 as compared to 3.52% for the first quarter of 2010, but increased from 2.92% in the second quarter of 2009.  The net interest margin for the first six months of 2010 was 3.50% as compared to 2.90% in the same period of 2009.

•
The efficiency ratio increased to 60.56% for the second quarter of 2010 as compared to 53.69% for the first quarter of 2010, but decreased from 62.61% for the second quarter of 2009.  The efficiency ratio for the first six months of 2010 was 57.08%, an improvement from 59.40% for the same period of 2009.

•
Total revenue, net of interest expense and security gains, for the second quarter of 2010 was $43.5 million compared to $44.6 million for the first quarter of 2010 and $45.9 million for the second quarter of 2009.  Total revenue for the first six months of 2010 was $88.1 million as compared to $89.5 million in the same period of 2009.

•
FirsTech’s net income decreased to $0.5 million in the second quarter of 2010 as compared to $0.6 million for the first quarter of 2010 and $0.8 million for the second quarter of 2009.  As we noted in our 2009 Form 10-K, this modest decrease was expected.

•	Busey Wealth Management’s net income increased to $1.0 million in the second quarter of 2010 from $0.9 million for the first quarter of 2010 and $0.7 million for the second quarter of 2009.

Liquidity: The bank was in a strong liquidity position at June 30, 2010, which gives us the capacity for growth when the right opportunities arise.  However, our enhanced liquidity position also has a negative effect on short-term earnings as the liquid assets do not earn as much as an asset deployed in the loan or investment portfolio.  We believe that it is in the Company’s and stockholders’ best interests to sacrifice a modest amount of short-term earnings to ensure our liquidity position is such that we are as capable as possible to take advantage of the right growth opportunities, which we believe will help us maximize long-term profitability.

Capital: We continued to exceed well-capitalized regulatory standards at both the bank and holding company.  At our 2010 Annual Meeting of Stockholders, you approved an amendment to our Articles of Incorporation to increase the number of authorized shares of our common stock from 100 million to 200 million.  Although we currently do not have any specific plans, agreements or commitments to issue additional shares of common stock, the increased available shares position us for potential future growth and enable us to quickly take advantage of market conditions and other favorable opportunities as they arise.  We believe that our continued improvement in terms of credit issues and earnings should put us in a position to take advantage of growth opportunities in the near future.

On July 30, 2010, we will pay a cash dividend of $0.04 per common share to stockholders of record on July 27, 2010.

We thank our associates for their efforts, our customers for their business and you, our stockholders, for your continued support of Busey.

\s\ Van A. Dukeman

President & Chief Executive Officer

First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
EARNINGS & PER SHARE DATA
Net income/(loss)1	$5,685	$4,217	$(19,129)	$9,902	$(13,236)
Income (loss) available to common stockholders1	4,402	2,935	(20,472)	7,337	(14,966)
Revenue2	43,504	44,557	45,872	88,803	89,480
Fully-diluted earnings per share	0.07	0.04	(0.57)	0.11	(0.42)
Cash dividends paid per share	0.04	0.04	0.08	0.08	0.28

Net income (loss) by operating segment
Busey Bank	$5,302	$3,470	$(20,135)	$8,772	$(14,265)
Busey Wealth Management	959	899	717	1,858	1,279
FirsTech	456	641	847	1,097	1,669

AVERAGE BALANCES
Assets	$3,727,110	$3,724,025	$4,419,839	$3,725,661	$4,412,282
Earning assets	3,402,562	3,402,221	3,971,923	3,402,169	3,969,384
Deposits	3,107,596	3,088,437	3,436,870	3,098,069	3,462,467
Interest-bearing liabilities	2,918,587	2,909,035	3,372,323	2,913,922	3,416,464
Stockholders' equity - common	229,412	230,703	446,600	230,054	449,146

PERFORMANCE RATIOS
Return on average assets3	0.47%	0.32%	(1.74%)	0.40%	(0.60%)
Return on average common equity3	7.70%	5.16%	(17.18%)	6.43%	(5.94%)
Net interest margin3	3.49%	3.52%	2.92%	3.50%	2.90%
Efficiency ratio4	60.56%	53.69%	62.61%	57.08%	59.40%
Non-interest revenue as a % of total revenues2	33.11%	34.90%	38.09%	34.57%	37.42%

ASSET QUALITY
Gross loans	$2,619,530	$2,706,793	$3,162,007
Allowance for loan losses	92,129	94,929	88,549
Net charge-offs	10,300	19,950	47,449	30,250	67,622
Allowance for loan losses to loans	3.52%	3.51%	2.80%
Allowance as a percentage of non-performing loans	104.93%	94.23%	69.65%
Non-performing loans
Non-accrual loans	85,969	97,630	122,595
Loans 90+ days past due	1,831	3,116	4,540
Geographically
Downstate Illinois/ Indiana	56,030	57,020	36,714
Florida	31,770	43,726	90,421
Loans 30-89 days past due	14,593	24,630	45,789
Other non-performing assets	14,298	18,510	14,787

1	Available to common stockholders, net of preferred dividend and discount accretion
2	Net of interest expense, excludes security gains.
3	Quarterly ratios annualized and calculated on net income (loss) available to common stockholders.
4	Net of security gains and intangible charges.

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Interest and fees on loans	$35,544	$41,607	$71,580	$83,747
Interest on investment securities	4,440	5,992	9,097	12,127
Total interest income	$39,984	$47,599	$80,677	$95,874

Interest on deposits	9,259	16,498	19,210	34,315
Interest on short-term borrowings	151	683	314	1,526
Interest on long-term debt	790	1,306	1,684	2,580
Junior subordinated debt owed to unconsolidated trusts	684	742	1,364	1,519
Total interest expense	$10,884	$19,229	$22,572	$39,940

Net interest income	$29,100	$28,370	$58,105	$55,934
Provision for loan losses	7,500	47,500	22,200	57,500
Net interest income after provision for loan losses	$21,600	$(19,130)	$35,905	$(1,566)

Trust fees	3,435	3,348	7,645	6,553
Commissions and brokers' fees	471	428	911	947
Remittance processing	2,233	3,381	4,853	6,635
Fees for customer services	4,021	4,292	7,964	8,289
Gain on sales of loans	3,442	3,715	5,880	6,133
Net security gains	-	54	742	75
Other	802	2,282	2,703	4,989
Total non-interest income	$14,404	$17,500	$30,698	$33,621

Salaries and wages	10,068	10,792	19,734	21,421
Employee benefits	2,543	2,754	5,182	5,571
Net occupancy expense	2,231	2,396	4,573	4,971
Furniture and equipment expense	1,578	1,823	3,109	3,759
Data processing expense	1,951	1,930	3,847	3,662
Amortization expense	1,022	1,090	2,045	2,180
Regulatory expense	2,040	4,143	3,503	4,977
Other operating expenses	6,234	5,172	10,887	9,438
Total non-interest expense	$27,667	$30,100	$52,880	$55,979

Income before income taxes	$8,337	$(31,730)	$13,723	$(23,924)
Income taxes	2,652	(12,601)	3,821	(10,688)
Net income	$5,685	$(19,129)	$9,902	$(13,236)
Preferred stock dividends and discount accretion	$1,283	$1,343	$2,565	$1,730
Income available for common stockholders	$4,402	$(20,472)	$7,337	$(14,966)

Per Share Data
Basic earnings (loss) per common share	$0.07	$(0.57)	$0.11	$(0.42)
Fully-diluted earnings (loss) per common share	$0.07	$(0.57)	$0.11	$(0.42)
Diluted average common shares outstanding	66,361	35,816	66,361	35,816

Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except per share data)	June 30,	December 31,	June 30,
	2010	2009	2009
Assets
Cash and due from banks	$279,021	$207,071	$90,797
Investment securities	562,978	569,640	648,891
Net loans	2,527,401	2,692,644	3,073,458
Premises and equipment	75,300	77,528	80,082
Goodwill and other intangibles	42,285	44,330	254,675
Other assets	212,231	223,639	128,611
Total assets	$3,699,216	$3,814,852	$4,276,514

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$438,421	$468,230	$458,647
Interest-bearing deposits	2,642,060	2,702,850	2,885,426
Total deposits	$3,080,481	$3,171,080	$3,344,073

Federal funds purchased & securities
sold under agreements to repurchase	135,554	142,325	154,099
Short-term borrowings	4,000	-	30,000
Long-term debt	58,076	82,076	125,493
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000
Other liabilities	32,849	36,243	38,893
Total liabilities	$3,365,960	$3,486,724	$3,747,558
Total stockholders' equity	$333,256	$328,128	$528,956
Total liabilities & stockholders' equity	$3,699,216	$3,814,852	$4,276,514

Per Share Data
Book value per common share	$3.51	$3.45	$11.98
Tangible book value per common share	$2.88	$2.78	$4.87
Ending number of common shares outstanding	66,361	66,361	35,816

Corporate Profile

First Busey Corporation is a $3.7 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has thirty-four banking centers serving downstate Illinois, a banking center in Indianapolis, Indiana, and eight banking centers serving southwest Florida. Busey Bank had total assets of $3.7 billion as of June 30, 2010.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management delivers trust, asset management, retail brokerage and insurance products and services. As of June 30, 2010, Busey Wealth Management had approximately $3.4 billion in assets under care.

First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 28 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 3,500 agent locations in 32 states.

Busey provides electronic delivery of financial services through our website, www.busey.com.

Contact:
David B. White, CFO
217-365-4047

Special Note Concerning Forward-Looking Statements
This document may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.